Halozyme Contact
Robert H. Uhl
Senior Director, Investor Relations
(858) 704-8264
ruhl@halozyme.com

Halozyme Therapeutics Reports Second Quarter 2010 Financial Results

SAN DIEGO, August 6, 2010 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets, today reported financial results for the second quarter ended June 30, 2010.

“Halozyme continued to make good progress across multiple development programs in the second quarter, including Ultrafast Insulin, PEGPH20, and our alliance programs with Roche and Baxter,” said Jonathan Lim, M.D., Halozyme’s president and CEO. “The exciting clinical results that we presented at the ADA provided additional evidence that the fast-in, fast-out profile for Halozyme’s Ultrafast Insulin leads to better glycemic control for patients with diabetes. Two additional treatment studies will be underway soon, which we believe will provide further support for this hypothesis.”

Second Quarter 2010 and Recent Business Highlights

•	Halozyme presented the results from three of its Ultrafast Insulin studies at this year’s American Diabetes Association (ADA) 70th Scientific Sessions – June 25-29, 2010 in Orlando:

1)	A Phase 1 study of three mealtime insulin analogs with and without rHuPH20 (recombinant human hyaluronidase, PH20) demonstrated that the coinjection of PH20 with lispro (Humalog®), aspart (NovoLog®) and glulisine (Apidra®) results in a more physiologic fast-in, fast-out profile and enhances the glucodynamic performance for each analog.

2)	A Phase 2 mealtime study demonstrated that subcutaneous coadministration of rHuPH20 with lispro significantly improved postprandial hyperglycemia, reduced hypoglycemia, and accelerated the absorption of mealtime insulin in patients with type 2 diabetes.

3)	A poster presentation described the effects in a preclinical pharmacokinetic study on several insulins formulated with and without rHuPh20 in three animal models and determined that the Yucatan minipig was most comparable to humans.

•	Halozyme initiated a voluntary recall of HYLENEX in May due to the presence of particles in a small number of vials of the product. No related medical events have been reported. Halozyme is working to identify and resolve the cause of the problem with the goal of returning HYLENEX to the marketplace as quickly as possible.

•	The PEGPH20 cancer program recently expanded with the initiation of a second Phase 1 clinical trial. Patients with advanced cancer enrolled in the study will receive intravenous PEGPH20 plus oral dexamethasone. Animal models support the use of dexamethasone to achieve higher and more intensive dosing regimens of PEGPH20. The two parallel Phase 1 trials are designed to identify recommended Phase 2 doses of PEGPH20 with and without concomitant dexamethasone administration. Halozyme plans to report interim results from the ongoing Phase 1 studies during the fourth quarter of 2010 at a regional scientific oncology meeting. Additional information about these PEGPH20 trials can be found at clinicaltrials.gov using the identifiers NCT00834704 and NCT01170897.

Second Quarter 2010 Financial Results

The net loss for the second quarter of 2010 was $12.2 million, or $0.13 per share, compared with a net loss for the second quarter of 2009 of $17.1 million, or $0.21 per share.

•	Revenue for the second quarter of 2010 was $3.2 million, compared to $1.4 million for the second quarter of 2009. Revenues under collaborative agreements for the second quarter of 2010 were $3.0 million, compared to $1.2 million for the second quarter of 2009. Revenues under collaborative agreements in the second quarter 2010 primarily consisted of the amortization of upfront fees received from Baxter and Roche of $804,000 and research and development reimbursements from Baxter and Roche of $2.1 million.

•	Research and development expenses for the second quarter of 2010 were $11.9 million, compared with $14.6 million for the second quarter of 2009, primarily due to lower manufacturing costs associated with clinical trial material and a decrease in clinical trial expenses.

•	Selling, general and administrative expenses for the second quarter of 2010 were $3.4 million, compared to $3.9 million for the second quarter of 2009, reflecting lower salary and bonus accruals.

•	Cash and cash equivalents were $41.3 million as of June 30, 2010, compared with $67.5 million as of December 31, 2009 and $89.2 million as of June 30, 2009. Net cash burn for the second quarter of 2010 was approximately $13.9 million.

Upcoming Corporate Presentations

Halozyme representatives are scheduled to present at the following investor conferences:

•	Collins Stewart, LLC Health Care Event to be held in New York, August 11, 2010

•	UBS Global Life Sciences Conference to be held in New York, September 20-22, 2010

•	The Fifth Annual JMP Securities Healthcare Conference to be held in New York, September 27-28, 2010.

Conference Call

Halozyme management will host a conference call and webcast on August 6 to discuss these topics beginning at 8:00 a.m. PDT (11:00 a.m. EDT). To participate via telephone, please call 877.407.8037 for domestic callers or 201.689.8037 for international callers. A telephone replay will be available beginning approximately two hours after the call by dialing 877.660.6853 from the U.S. or 201.612.7415 for international callers and using account # 367 and replay ID # 354763. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the company’s Web site for seven days.

About Halozyme Therapeutics

Halozyme is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets. The company’s product portfolio is primarily based on intellectual property covering the family of human enzymes known as hyaluronidases and additional enzymes that affect the extracellular matrix. Halozyme’s Enhanze™ technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. The company has key partnerships with Roche to apply Enhanze technology to Roche’s biological therapeutics, including Herceptin® and MabThera®, for up to 13 targets, and with Baxter BioScience to apply Enhanze technology to GAMMAGARD Liquid®. Halozyme’s Ultrafast Insulin program combines its rHuPH20 enzyme with mealtime insulins, which may produce more rapid absorption, faster action, and improved glycemic control. The product candidates in Halozyme’s pipeline target multiple areas of significant unmet medical need. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the timing and scope of our clinical trials as well as clinical trials performed by our partners, and expected activities under our collaborative partnerships) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

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Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Product sales	$199,530	$179,951	$597,340	$258,158
Revenues under collaborative agreements	3,013,823	1,246,205	6,057,744	3,940,369

Total revenues	3,213,353	1,426,156	6,655,084	4,198,527

OPERATING EXPENSES:
Cost of product sales	83,539	45,097	89,199	49,301
Research and development	11,924,406	14,561,137	23,391,610	28,601,224
Selling, general and administrative	3,357,486	3,903,642	7,114,499	7,390,464

Total operating expenses	15,365,431	18,509,876	30,595,308	36,040,989

OPERATING LOSS	(12,152,078)	(17,083,720)	(23,940,224)	(31,842,462)
Interest and other income, net	1,155	23,695	1,824	57,073

NET LOSS	$(12,150,923)	$(17,060,025)	$(23,938,400)	$(31,785,389)

Basic and diluted net loss per share	$(0.13)	$(0.21)	$(0.26)	$(0.38)

Shares used in computing basic and diluted net loss per share	91,766,799	82,990,107	91,689,909	82,807,253

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,312,426	$67,464,506
Accounts receivable	2,253,771	4,243,909
Inventory	1,081,876	1,159,551
Prepaid expenses and other assets	4,676,229	1,573,777

Total current assets	49,324,302	74,441,743
Property and equipment, net	2,161,549	2,708,016

Total Assets	$51,485,851	$77,149,759

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$2,101,349	$2,820,491
Accrued expenses	4,134,661	6,083,854
Deferred revenue	4,825,735	5,492,604

Total current liabilities	11,061,745	14,396,949
Deferred revenue, net of current portion	53,857,056	54,989,588
Deferred rent, net of current portion	684,315	859,833
Stockholders’ (deficit) equity:
Common stock	92,010	91,682
Additional paid-in capital	181,739,270	178,821,852
Accumulated deficit	(195,948,545)	(172,010,145)

Total stockholders’ (deficit) equity	(14,117,265)	6,903,389

Total Liabilities and Stockholders’ (Deficit) Equity	$51,485,851	$77,149,759

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